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                                                                       Exhibit 9


February 10, 1999

The Board of Directors
Fingerhut Companies, Inc.
4400 Baker Road
Minnetonka, Minnesota  55343

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Fingerhut Companies, Inc. ("Fingerhut") of the consideration to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of February 10, 1999 (the "Merger Agreement"), by and among Fingerhut, Federated Department Stores, Inc. ("Federated") and Bengal Subsidiary Corp., a wholly owned subsidiary of Federated ("Sub"). As more fully described in the Merger Agreement, (i) Federated will cause Sub to commence a tender offer to purchase all outstanding shares of the common stock, par value $0.01 per share, of Fingerhut ("Fingerhut Common Stock") at a purchase price of $25.00 per share in cash (the "Cash Consideration" and, such tender offer, the "Tender Offer") and (ii) subsequent to the Tender Offer, Sub will be merged with and into Fingerhut (the "Merger" and, together with the Tender Offer, the "Transaction") and each outstanding share of Fingerhut Common Stock not previously tendered will be converted into the right to receive the Cash Consideration.

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Fingerhut and certain senior officers and other representatives and advisors of Federated concerning the business, operations and prospects of Fingerhut. We examined certain publicly available business and financial information relating to Fingerhut as well as certain financial forecasts and other information and data for Fingerhut which were provided to or otherwise discussed with us by the management of Fingerhut. We reviewed the financial terms of the Transaction as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Fingerhut Common Stock; the historical and projected earnings and other operating data of Fingerhut; and the capitalization and financial condition of Fingerhut. We considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the Transaction and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Fingerhut. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the management of Fingerhut that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Fingerhut as to the future financial performance of Fingerhut. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Fingerhut nor have we made any physical inspection of the properties or assets of Fingerhut. In connection with our engagement, we were not requested to, and we did not, solicit third party indications of interest in the acquisition of all or a part of Fingerhut. We express no view as to, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business strategies that might exist for Fingerhut or the effect of any other transaction in which Fingerhut

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The Board of Directors
Fingerhut Companies, Inc.
February 10, 1999
Page 2


might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Salomon Smith Barney Inc. has acted as financial advisor to Fingerhut in connection with the proposed Transaction and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Transaction. We also will receive a fee upon the delivery of this opinion. We have in the past provided investment banking services to Fingerhut and Federated unrelated to the proposed Transaction, for which services we have received compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Fingerhut and Federated for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Fingerhut, Federated and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Fingerhut in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any shareholder as to whether such shareholder should tender shares of Fingerhut Common Stock in the Tender Offer or how such shareholder should vote on any matters relating to the proposed Transaction. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Salomon Smith Barney Inc. be made, without our prior written consent.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Cash Consideration to be received in the Transaction by the holders of Fingerhut Common Stock (other than Federated and its affiliates) is fair, from a financial point of view, to such holders.


Very truly yours,

/s/

SALOMON SMITH BARNEY INC.